Exhibit 2

Schedule I

The following table sets forth certain information with respect to changes in the number of shares of Common Stock beneficially owned by the Reporting Persons, including beneficial ownership following each such change, since the date of the Original Statement. The securities outstanding and the Reporting Persons’ beneficial ownership percentages are based on the number of shares outstanding reported in the Issuer’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other filing that the Issuer made with the Securities and Exchange Commission that was most recently filed prior to the applicable “Date of Transaction.”

Date of Transaction	Number of Shares	Price Per Share	Amount of Securities Beneficially Owned Following Transaction	Securities Outstanding	Percent of Class
5/14/2020	6,023	$17.36	2,619,074	12,215,196	21.44%
8/18/2020	37,574	$18.82	2,656,648	12,318,372	21.57%
11/17/2020	48,327	$19.79	2,704,976	12,423,949	21.77%
1/19/2021	41,615	$20.15	2,746,591	12,423,949	22.11%
5/19/2021	41,133	$20.70	2,787,723	12,984,478	21.47%
8/18/2021	33,832	$20.60	2,821,555	14,954,828	18.87%
11/17/2021	23,128	$20.74	2,844,682	21,844,856	13.02%
12/31/2021	92,542	$20.06	2,937,224	21,844,856	13.45%
5/18/2022	54,529	$19.93	2,991,753	22,810,727	13.12%
8/17/2022	76,223	$17.27	3,067,976	23,062,349	13.30%
11/16/2022	85,329	$15.82	3,153,305	23,062,349	13.67%
12/30/2022	134,833	$14.96	3,288,139	23,062,349	14.26%
5/18/2023	103,626	$16.50	3,391,765	25,043,540	13.54%
8/16/2023	107,360	$17.06	3,499,125	25,794,111	13.57%
9/29/2023	116,916	$16.76	3,616,040	25,794,111	14.02%
12/22/2023	114,023	$16.98	3,730,065	26,665,813	13.99%